Exhibit 99.2

August 31, 2005

Board of Directors

Amegy Bancorporation, Inc.

4400 Post Oak Parkway

Houston, TX 77027

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Zions Bancorporation (File No. 333-127636)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 5, 2005, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Amegy Bancorporation, Inc. (the “Company”) of the aggregate Merger Consideration (as defined in our opinion letter) to be received by the holders of Shares pursuant to the Agreement and Plan of Merger, dated as of July 5, 2005, by and among Zions Bancorporation, Independence Merger Company, Inc. and the Company.

The foregoing opinion letter is provided for the information and assistance of the members of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the references to our opinion under the captions “Summary—Amegy’s Financial Advisors Have Each Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to Amegy’s Shareholders”, “The Merger—Amegy’s Reasons for the Merger; Recommendation of Amegy’s Board of Directors” and “The Merger—Opinions of Amegy’s Financial Advisors”, and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)